EXHIBIT A

NORTH CAROLINA

JOHNSTON COUNTY

GENERAL DURABLE POWER OF ATTORNEY

GIVEN BY FRANK B. HOLDING, AS PRINCIPAL

I, FRANK B. HOLDING, as principal have this day appointed my children, FRANK B. HOLDING, JR., and OLIVIA BRITTON HOLDING to serve as my co-Agents and to exercise the powers set forth below. If either of my co-Agents should die or resign or become incompetent, or otherwise not serve, the other may serve as my sole Agent with full power and authority herein granted. If both of my co-Agents should die or resign or become incompetent, or otherwise not serve, I appoint my daughter, HOPE HOLDING CONNELL, to serve as my alternate Agent.

An Agent shall be deemed to be “incapacitated” or “not competent’’ under any one or more of the following circumstances: (i) during any period that the individual is legally incompetent as determined by a court of competent jurisdiction; (ii) during any period beginning when two (2) physicians licensed to practice medicine certify in writing that, in their opinion, the individual, as a result of illness, age or other cause, no longer has the capacity to act prudently or effectively in financial affairs and continuing until two (2) such physicians (whether or not those making the initial determination) certify in writing that, in their opinion, the individual’s capacity is restored; or (iii) during any period that an individual is absent without explanation or is being detained against his will under circumstances in which he does not have the capacity to act prudently or effectively in financial affairs.

ARTICLE I

ASSET POWERS

My co-Agents are authorized in my co-Agents’ sole and absolute discretion from time to time and at any time, with respect to any and all of my property and interests in property, real, personal, intangible and mixed, as follows:

(1) To sell any and every kind of property that I may own now or in the future, real, personal, intangible and mixed, including without being limited to contingent and expectant interests, marital rights and any rights of survivorship incident to joint tenancy or tenancy by the entirety, upon such terms and conditions and security as my co-Agents shall deem appropriate and to grant options with respect to sales thereof; to make such disposition of the proceeds of such sale or sales (including expending such proceeds for my benefit) as my co-Agents shall deem appropriate;

(2) To buy every kind of property, real, personal, intangible or mixed, upon such terms and conditions as my co-Agents shall deem appropriate; to obtain options with respect to such purchases; to arrange for appropriate disposition, use, safekeeping and insuring of any such property purchased by my co-Agents;

(a) To buy United States Government bonds redeemable at par in payment of United States estate taxes imposed at my death;

(b) To borrow money for the purposes described herein and to secure such borrowings in such manner as my co-Agents shall deem appropriate;

(3) To invest and reinvest all or any part of my property in any property or interest (including undivided interest) in property, real, personal, intangible or mixed, wherever located, including without being limited to commodities contracts of all kinds, securities of all kinds, bonds, debentures, notes (secured or unsecured), stocks of corporations regardless of class, interests in limited partnerships, real estate or any interest in real estate whether or not productive at the time of investment, interests in trusts, investment trusts, whether of the open and closed fund types, and participation in common, collective or pooled trust funds or annuity contracts without being limited by any statute or rule of law concerning investments by fiduciaries; to sell (including short sales) and terminate any investments whether made by me or my co-Agents; to establish, utilize and terminate savings and money market accounts with financial institutions of all kinds;

(4) With respect to real property: to lease, sublease, release; to eject, remove and relieve tenants or other persons from, and recover possession of by all lawful means; to accept real property as a gift or as security for a loan; to collect, sue for, receive and receipt for rents and profits and to convert, invest or utilize any and all of such rents, profits and receipts for the purposes described in this paragraph; to do any act of management and conservation, to pay, compromise, or to contest tax assessments and to apply for refunds in connection therewith; to hire assistance and labor; to subdivide, develop, dedicate to public use without consideration, and dedicate easements over; to maintain, protect, repair, preserve, insure, build upon, demolish, alter or improve all or any part thereof; to obtain or vacate plats and adjust boundaries; to adjust differences in valuation on exchange or partition by giving or receiving consideration; to release or partially release real property from a lien; to insert on any exhibit to this instrument containing real property descriptions the descriptions of any real property in which I may now have or hereafter acquire an interest;

(a) To sell and to buy the same or other real property;

(b) To mortgage and convey by deed of trust or otherwise encumber any real property now or hereafter owned by me, whether acquired by me or for me by my co-Agents;

(5) With respect to personal property: to lease, sublease, and release; to recover possession of by all lawful means; to collect, sue for, receive and receipt for rents and profits therefrom; to maintain, protect, repair, preserve, insure, alter or improve all or any part thereof;

(a) To sell and to buy the same or other personal property;

(b) To mortgage and/or grant security interests in any personal property or intangibles now or hereafter owned by me, whether acquired by me or for me by my co-Agents;

(6) To continue the operation of any business (including any farming operation) belonging to me or in which I have a substantial interest, for such time and in such manner as my co-Agents shall deem appropriate, including but not limited to hiring and discharging my employees, paying my employees salaries and providing for employee benefits employing legal, accounting, financial and other consultants; continuing, modifying, terminating, renegotiating and extending any contractual arrangements with any person, firm, association or corporation whatsoever made by me or on my behalf; executing business tax returns and other government forms required to be filed by my business, paying all business related expenses, transacting all kinds of business for me in my name and on my behalf, contributing additional capital to the business, changing the name and the form of the business, incorporating the business, entering into such partnership agreement with other persons as my co-Agents shall deem appropriate, joining in any plan of reorganization, consolidation or merger of such business, selling, liquidating or closing out such business at such time and upon such terms as my co-Agents shall deem appropriate and representing me in establishing the value of any business under “Buy-Out” or “Buy-Sell” agreements to which I may be a party; to create, continue or terminate retirement plans with respect to such business and to make contributions which may be required by such plans; to borrow and pledge business assets;

(7) To demand, arbitrate, settle, sue for, collect, receive, deposit, expend for my benefit, reinvest or make such other appropriate disposition of as my co-Agents deem appropriate, all cash, rights to the payment of cash, property (real, personal, intangible and mixed) rights and benefits to which I am now or may in the future become entitled, regardless of the identity of the individual or public or private entity involved (and for purposes of receiving social security benefits, my co-Agents are herewith appointed my “Representative Payee”); to utilize all lawful means and methods for such purposes;

(a) To make such compromises, release, settlements and discharges with respect thereto as my co-Agents shall deem appropriate;

(8) To establish accounts of all kinds, including checking and savings, for me with financial institutions of any kinds, including but not limited to banks and thrift institutions, to modify, terminate, make deposits to and write checks on or make withdrawals from and grant security interests in all accounts in my name or with respect to which I am an authorized signatory (except accounts held by me in a fiduciary capacity), whether or not such account was established by me or for me by my co-Agents, to negotiate, endorse or transfer any checks or other instruments with respect to any such accounts; to contract for any services rendered by any bank or financial institution;

(9) To contract with any institution for the maintenance of a safe-deposit box in my name; to have access to all safe-deposit boxes in my name or with respect to which I am an authorized signatory, whether or not the contract for such safe-deposit box was executed by me (either alone or jointly with others) or by my co-Agents in my name; to add to and remove from the contents of any such safe-deposit box and to terminate any and all contracts for such boxes;

(10) To institute, supervise, prosecute, defend, intervene in, abandon, compromise, arbitrate, settle, dismiss, and appeal from any and all legal, equitable, judicial or administrative hearings, actions, suits, proceedings, attachments, arrests or distresses, involving me in any way including but not limited to claims by or against me arising out of property damages or personal injuries suffered by or caused by me or under such circumstances that the loss resulting therefrom will or may fall on me and otherwise engage in litigation involving me, my property or any interest of mine, including any property or interest or person for which or whom I have or may have any responsibility;

(11) To borrow money for my account upon such terms and conditions as my co-Agents shall deem appropriate and to secure such borrowing by the granting of security interests in any property or interest in property which I may now or hereafter own; to borrow money upon any life insurance policies owned by me upon my life for any purpose and to grant a security interest in such policy to secure any such loans; and no insurance company shall be under any obligation whatsoever to determine the need for such loan or the application of the proceeds by my co-Agents;

(12) To insure my life or the life of anyone in whom I have an insurable interest; to continue my life insurance policies now or hereafter owned by me on either my life or the lives of others; to pay all insurance premiums; to select any options under such policies; to increase coverage under any such policy; to borrow against any such policy; to pursue all insurance claims on my behalf; to purchase and maintain and pay all premiums for medical insurance covering me and any person I am obligated or may have assumed the obligation to support; to carry insurance of such kind and in such amounts as my co-Agents shall deem appropriate to protect my assets against any hazard and to protect me from any liability; to pay the premiums therefor; to pursue claims thereunder;

(13) To represent me in all tax matters; to prepare, sign and file federal, state and local income, gift and other tax returns of all kinds, including joint returns, FICA returns, payroll tax returns, claims for refunds, requests for extensions of time, petitions to the tax court or other courts regarding tax matters, and any and all other tax related tax documents, including but not limited to consents and agreements under Section 2032A of the Internal Revenue Code or any successor section thereto and consents to split gifts, closing agreements and any power of attorney form required by the Internal Revenue Service and any state and local taxing authority with respect to any tax year after the year 1970; to pay taxes due, collect and make such disposition of refunds as my co-Agents shall deem appropriate, post bonds, receive confidential information and contest deficiencies determined by the Internal Revenue Service and any state and local taxing authority; to exercise any elections I may have under federal, state or local tax law; and generally to represent me or obtain professional representation for me in all tax matters and proceedings of all kinds and for all periods after the year 1970 before all officers of the Internal Revenue Service and state and local authorities; to engage, compensate and discharge attorneys, accountants and other tax and financial advisers and consultants to represent me and assist me in connection with any and all tax matters involving or in any way related to me or any property in which I have or may have any interest or responsibility;

(14) To make gifts, grants or other transfers without consideration either outright or in trust (including the forgiveness of indebtedness and the completion of any charitable pledges I may have made), to such person or organizations as my co Agents shall select; to make payments for the college and post-graduate tuition and medical care of my spouse and dependents; to consent to the splitting of gifts under Section 2513 of the Internal Revenue Code and any successor sections thereto and similar provisions of any state or local gift tax laws; to pay any gift tax that may arise by reason of such gift;

Provided, however, that if a gift is made to a descendant of mine by my co-Agents, then my co-Agents shall make a gift of substantially equal value to all other descendants of mine in the same generation.

(15) I have created a Revocable Trust dated the 24th day of October, 2007, wherein I am named as original Trustee and my children., FRANK B. HOLDING JR., and OLIVIA BRITTON HOLDING, are named as successor co-Trustees. At such time as this Power of Attorney should become effective, my Agent may, but is not required to, deliver and convey to my Trustee any or all of the properties then held or titled in my name, excluding only such amounts or properties as will, at that time, be the subject of gifts as provided for in paragraph (14) hereof.

ARTICLE II

CARE AND CONTROL OF THE PERSON

My co-Agents are authorized in my co-Agents’ sole and absolute discretion from time to time and at any time, with respect to the control and management of my person, as follows:

To do all acts necessary for maintaining my customary standard of living, to provide living quarters by purchase, lease or other arrangement, or by payment of the operating costs of my existing living quarters, including interest, amortization payments, repairs and taxes, to provide normal domestic help for the operation of my household, to provide clothing, transportation, medicine, food and incidentals, and if necessary to make all necessary arrangements, contractual or otherwise, for me at any hospital, hospice, nursing home, convalescent home or similar establishment.

ARTICLE III EFFECTIVE DATE

THIS POWER OF ATTORNEY SHALL BECOME EFFECTIVE ONLY UPON THE DISABILITY OR INCAPACITY OF THE PRINCIPAL.

ARTICLE IV

DURABILITY PROVISIONS

This Power of Attorney shall become effective upon the disability or incapacity of the principal. Notwithstanding any provision herein to the contrary, this instrument SHALL NOT BE EFFECTIVE unless (1) I am deemed to be incapacitated as defined herein or (2) I have executed a document which states from and after the date of execution of such document my co-Agents are fully authorized to act under this instrument. My incapacity shall be deemed to exist when my incapacity has been declared by a court of competent jurisdiction or when a conservator or guardian for me has been appointed and is based on incapacity or upon presentations to my co-Agents of a certificate executed by two (2) licensed physicians which opinion of such physicians states that I am incapable of caring for myself and that I am physically or mentally incapable of managing my financial affairs. The effective date of such incapacity shall be the date of the order or decree adjudicating the incapacity, the date of the order or decree appointing the guardian or conservator, or the date of the certificate of the two (2) physicians described above, whichever first occurs. A certified copy of the order or decree declaring incapacity or appointing a guardian or conservator or the certificate of the physicians described above shall be attached to the original of this instrument (and photocopies thereof shall be attached to photocopies of this instrument) and this instrument shall be recorded in the Johnston County Registry.

Regardless of the time of commencement of the other powers granted my co-Agents by this document, I authorize and request any physician, health care professional, health care provider, and medical care facility to provide to any Agent designated in this document, information relating to my physical and mental condition and the diagnosis, prognosis, care, and treatment thereof upon the request of my co-Agents. It is my intent by this authorization for my designated co-Agents to be considered a personal representative under privacy regulations related to protected health information and for my co-Agents to be entitled to all health information in the same manner as if I personally were making the request. This authorization and request shall also be considered a consent to the release of such information under current laws, rules, and regulations as well as under future laws, rules, and regulations and amendments to such laws, rules, and regulations to include but not be limited to the express grant of authority to personal representatives as provided by Regulation Section 164.502(g) of Title 45 of the Code of Federal Regulations and the medical information privacy law and regulations generally referred to as HIPAA.

I hereby grant my co-Agents authority to give informed consent for health care decisions and to grant authorization to disclose Protected Health Information under the Health Insurance Portability and Accountability Act of 1996. I give my agent the presently effective power to give informed consent for health care decisions on my behalf and, as my Personal Representative under the Health Insurance Portability and Accountability Act of 1996, to receive my protected health information as provided in 45 CFR Part 164.

I will be deemed under this instrument to have regained capacity if there is a finding to that effect by a court of competent jurisdiction or when any conservatorship or guardianship has been judicially terminated or upon presentation to my co-Agents of a certificate executed by two (2) licensed physicians which states the opinion of such physicians that I am capable of caring for myself or that I am physically and mentally capable of managing my financial affairs. A certified copy of the order or decree declaring my capacity or judicially terminating the guardianship or conservatorship or the certificate of the· physicians described above shall be attached to the original of this instrument (and photocopies thereof shall be attached to photocopies of this instrument) and if this instrument is filed or recorded among public records, then such order, decree or certificate shall also be similarly filed or recorded if permitted by applicable law.

If this Power of Attorney becomes effective because of my disability or incapacity and subsequently I am no longer disabled or incapacitated, as evidenced in the manner provided above, this Power of Attorney shall not be revoked but shall continue in effect.

I hereby waive voluntarily any physician-patient privilege or psychiatrist-patient privilege that may exist in my favor and I authorize physicians and psychiatrists to examine me and disclose my physical or mental condition in order to determine my incapacity or capacity, for- purposes of this instrument.

This Power of Attorney and specifically this ARTICLE IV, is intended to comply with the provisions of Chapter 32A of the North Carolina General Statutes, and shall be effective upon and after my disability or incapacity is established as set out above, notwithstanding such disability or incapacity.

ARTICLE V

ADMINISTRATIVE PROVISIONS

The following provisions shall apply:

(1) My co-Agents have agreed to serve without compensation, but in the event that they should elect to be compensated for their services, compensation shall be set in accordance with the laws of the State of North Carolina governing payment of trustees.

(2) This instrument may be amended or revoked by me, and my co-Agents may be removed by me at any time by the execution by me of a written instrument of revocation, amendment, or removal delivered to my co-Agents. If this instrument has been recorded in the public records, then the instrument of revocation, amendment or removal shall be filed or recorded in the same public records. My co-Agents may resign by the execution of a written resignation delivered to me or, if l am mentally incapacitated, by delivery to any person with whom I am residing or who has the care or custody of me.

(3) My attorneys-in-fact shall not be required to qualify or to file an inventory, appraisal, account, or report to any Court or to give bond (unless otherwise required to do so by statute notwithstanding this provision), but shall maintain adequate records of all transactions related to the duties of attorneys-in-fact to the end that those records may be made available to my personal representative after my death.

IN WITNESS WHEREOF, I have executed this Power of Attorney this 24th day of October, 2007.

/S/ FRANK B. HOLDING	(SEAL)
FRANK B. HOLDING

WITNESSES:

/S/ JAMES E. NARRON

/S/ Daniel G. L. Feldman

NORTH CAROLINA

JOHNSTON COUNTY

On this 24th day of October, 2007, personally appeared before me, the said named FRANK B. HOLDING, to me known and known to me to be the person described in and who executed the foregoing instrument and she acknowledged that she executed the same and being duly sworn by me, made oath that the statements in the foregoing instrument are true.

My commission expires 8/10/2010.

(SEAL)

/S/ AMY H. HONEYCUTT
Amy H. Honeycutt

AGREEMENT TO SERVE

The undersigned acknowledge and accept appointment as co-Agents under this instrument.

/S/ FRANK B. HOLDING, JR.
FRANK B. HOLDING, JR.

/S/ OLIVIA BRITTON HOLDING
OLIVIA BRITTON HOLDING